Exhibit 5.1

Norton Rose Fulbright Canada llp
January 16, 2025	222 Bay Street, Suite 3000, P.O. Box 53
Toronto, Ontario M5K 1E7 Canada

F: +1 416.903.9120
nortonrosefulbright.com

Damon Inc.

704 Alexander Street,
Vancouver, British Columbia V6A 1E3

Dear Sirs/Mesdames:

Re:	Registration Statement of Damon Inc. on Form S-1

We have acted as Canadian counsel to Damon Inc. (the Corporation or Damon), a British Columbia corporation, in connection with its filing of a registration statement on Form S-1 (the Registration Statement) filed by the Corporation under the United States Securities Act of 1933, as amended (the Securities Act), relating to the resale by Selling Securityholders (as defined in the Registration Statement) of up to 18,514,579 common shares, no par value, of the Corporation (the Common Shares), consisting of (i) 343,053 Common Shares issued to Streeterville Capital, LLC (Streeterville) pursuant to a Securities Purchase Agreement, dated as of December 20, 2024 (the Securities Purchase Agreement), between Damon and Streeterville, (ii) up to 17,656,947 common shares (the Prepaid Shares) potentially issuable to Streeterville in satisfaction of pre-paid purchase balances (the Prepaid Purchases) outstanding from time to time under the Securities Purchase Agreement, subject to such limitation as may be required pursuant to Nasdaq Listing Rule 5635(d) and a beneficial ownership limitation equal to 9.99% of the common shares of the Corporation outstanding from time to time, and (iii) up to 514,579 Common Shares issued to Maxim Partners LLC pursuant to a Financial Advisory Agreement, dated as of January 7, 2025, between Damon and Maxim Group LLC (the Financial Advisory Agreement). We have been requested by the Corporation to render this opinion in connection with the filing of the Registration Statement.

In connection with the foregoing and for the purpose of the opinions hereinafter expressed, we have examined originals, photocopies, certified copies or facsimiles of such public and corporate records, certificates, instruments and various other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Without limiting the generality of the foregoing, we have reviewed and relied on the following documents:

(a)	the Registration Statement;

(b)	resolutions of the Corporation’s board of directors authorizing, among other things, the Securities Purchase Agreement, the issuance of the Common Shares thereunder and the issuance of the Prepaid Shares underlying the Prepaid Purchases, the Financial Advisory Agreement and the issuance of the Common Shares thereunder;

(c)	the Securities Purchase Agreement;

(d)	the Financial Advisory Agreement; and

(e)	a Certificate of Good Standing dated January 16, 2025 issued by the Registrar of Companies of British Columbia.

We have also examined originals or copies, certified or identified to our satisfaction, of the articles of the Corporation. In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

In examining all documents and in providing our opinions below we have assumed that all individuals had the requisite legal capacity; all signatures are genuine; all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are current, complete, true and accurate, and remain current, complete, true and accurate as of the date hereof; all facts set forth in the certificates and documents supplied by the officers of the Corporation are current, true and accurate and remain current, true and accurate as of the date hereof; and each of the parties or signatories to any agreement, instrument, certificate or document, other than the Corporation, is incorporated and validly subsisting (except for the individuals), has the necessary power, capacity and authority to execute, deliver and perform its obligations under each such agreement, instrument, certificate or document, has taken all necessary actions to authorize the execution, delivery and performance by it of each such agreement, instrument, certificate or document, and has duly executed and delivered such agreement, instrument, certificate or document; such agreement, instrument, certificate or document constitutes legal, valid and binding obligations of such parties or signatories enforceable against them in accordance with its terms; that the full amount of the consideration for the Common Shares issued or to be issued under the Securities Purchase Agreement including the Prepaid Shares underlying the Prepaid Purchases, and the Common Shares issued under the Financial Advisory Agreement, has been or will be received by the Corporation in accordance with the Securities Purchase Agreement and the Financial Advisory Agreement, as applicable; that, at the time of any distribution or trade in securities herein referred to, no effective order, ruling or decision issued or granted by a securities commission, court of competent jurisdiction, regulatory or administrative body having jurisdiction is in effect that has the effect of restricting or preventing any such distribution or trade or affecting any person, other than the Corporation, who engages in such distribution or trade.

The opinions, hereinafter expressed are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Common Shares issued under the Securities Purchase Agreement and the Financial Advisory Agreement have been authorized and validly issued and are fully paid and non-assessable shares in the capital of the Corporation.

2.	The Prepaid Shares underlying the Prepaid Purchases, upon payment therefor and when issued, sold and delivered in accordance with the Securities Purchase Agreement, will be validly issued and fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the United States Securities and Exchange Commission promulgated thereunder.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention. We assume no obligation to update this opinion.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the transaction described herein. This opinion may not be relied upon or disclosed to anyone else or used for any other purpose without our prior written consent.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP